Exhibit 10.20

ENVIVA PARTNERS, LP

LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AWARD GRANT NOTICE

Pursuant to the terms and conditions of the Enviva Partners, LP Long-Term Incentive Plan, as amended from time to time (the “Plan”), Enviva Partners GP, LLC, a Delaware limited liability company (the “General Partner”), hereby grants to the individual listed below (“you” or “Employee”) the number of Phantom Units set forth below. This award of Phantom Units (this “Award”) is subject to the terms and conditions set forth herein, in the Phantom Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:	[—]

Date of Grant:	[—]

Employer:	[Enviva Management Company, LLC, a Delaware limited liability company], and any other entity that may employ Employee after the Date of Grant and which entity is the General Partner, Enviva Partners, LP, a Delaware limited partnership (the “Partnership”), or any of their respective Affiliates.

Total Number of Phantom Units:	[—]

Vesting Commencement Date:	[—]

Time-Based Vesting Schedule:	Subject to the Agreement, the Plan and the other terms and conditions set forth herein, the Phantom Units (rounded to the nearest whole number of Phantom Units, except in the case of the final vesting date) shall vest, in accordance with the following schedule, on each anniversary of the Vesting Commencement Date so long as you remain continuously employed by the Employer from the Date of Grant through each such anniversary date:

Anniversary of Vesting Commencement Date	Percentage of the Award that becomes Vested

[ ] anniversary	[	]%
[ ] anniversary	[	]%
[ ] anniversary	[	]%
[ ] anniversary	[	]%

[Accelerated vesting for Employees who do not have an Employment Agreement that provides for accelerated vesting in the following circumstances: Notwithstanding the foregoing, in the event that, prior to the time the Phantom Units have become vested or have been forfeited, (a) your employment is terminated by reason of your disability (within the meaning of section 22(e)(3) of the Code), or (b) within one year following a Change in Control (as defined below), your employment is terminated by the Employer without “Cause” or by you for “Good Reason” (as such terms are defined below), then, provided that you execute within 50 days after the date of the termination of your employment (and do not revoke within any time provided to do so) a release of claims in a form acceptable to the Committee, the vesting of all unvested Phantom Units (and all rights arising from such Phantom Units and from being a holder thereof) will accelerate automatically in full on the date of such termination without any further action by the Partnership, the General Partner or any other Person and will be settled in accordance with the terms of the Agreement so long as you remain continuously employed by the Employer from the Date of Grant through the date of such termination.

As used herein, the following terms have the meanings set forth below:

“Cause” has the meaning assigned to such term in the Employment Agreement; provided, however, in the absence of an Employment Agreement or if the Employment Agreement does not define the term “Cause” or a similar term, then “Cause” means your (i) material breach of any policy established by the Employer, the Partnership, the General Partner or any of their respective Affiliates that (x) pertains to drug and/or alcohol use and (y) is applicable to you; (ii) engaging in acts of disloyalty to the Employer, the Partnership, the General Partner or any of their respective Affiliates, including fraud, embezzlement, theft, commission of a felony, or proven dishonesty; or (iii) willful misconduct in the performance of, or willful failure to perform a material function of, your duties to the Employer, the Partnership, the General Partner or any of their respective Affiliates.

“Change in Control” means the occurrence of one or more of the following events: (i) the sale or disposal by a Relevant Entity of all or substantially all of its assets to any person other than an Affiliate of such Relevant Entity; (ii) the merger or consolidation of a Relevant Entity with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the unitholders in such Relevant Entity immediately prior to such transaction retain a greater than 50% equity interest in the surviving entity; or (iii) the failure of Riverstone Holdings LLC and its Affiliates to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of a Relevant Entity, whether through the ownership of voting securities, by contract, or otherwise.

“Employment Agreement” means the employment agreement, if any, between you and the Employer or one of its Affiliates.

“Good Reason” has the meaning assigned to such term in the Employment Agreement; provided, however, in the absence of an Employment Agreement or if the Employment Agreement does not define the term “Good Reason” or a similar term, then “Good Reason” means (i) a material diminution in your annualized base salary; or (ii) the relocation of the geographic location of your principal place of employment by more than 100 miles from the location of your principal place of employment as of the Date of Grant; provided, further, that

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notwithstanding any other provision of this Grant Notice or the Agreement to the contrary, any assertion by you of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clause (i) or (ii) of this definition giving rise to the termination of your employment must have arisen without your written consent; (B) you must provide written notice to the Employer of such condition within 30 days of the date on which you knew of the existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and (D) the date of the termination of your employment must occur within 30 days after the end of such cure period.

“Relevant Entity” means Enviva Holdings, LP, a Delaware limited partnership, or the Partnership.]

[Accelerated vesting for Employees who have an Employment Agreement that provides for accelerated vesting in the following circumstances: Notwithstanding the foregoing, in the event that (a) prior to the time the Phantom Units have become vested or have been forfeited, your employment is terminated by the Employer without “Cause,” by you for “Good Reason” or by reason of your “Disability” (as such terms are defined in that certain Employment Agreement dated [—] between you and [—] (the “Employment Agreement”)) and (b) you timely execute and do not revoke the “Release” (as defined in the Employment Agreement) required thereunder and abide by your other continuing obligations under the Employment Agreement, then the vesting of all unvested Phantom Units (and all rights arising from such Phantom Units and from being a holder thereof) will accelerate automatically in full on the date of such termination without any further action by the Partnership, the General Partner or any other Person and will be settled in accordance with the terms of the Agreement so long as you remain continuously employed by the Employer from the Date of Grant through the date of such termination.]

By signing below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Phantom Unit Award Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.

This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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Signature Page Follows]

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IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Employee has executed this Grant Notice, effective for all purposes as provided above.

ENVIVA PARTNERS GP, LLC

By:
Name:
Title:

EMPLOYEE

[Name of Employee]

SIGNATURE PAGE TO

PHANTOM UNIT AWARD GRANT NOTICE

EXHIBIT A

PHANTOM UNIT AWARD AGREEMENT

This Phantom Unit Award Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Enviva Partners GP, LLC, a Delaware limited liability company (the “General Partner”), and [—] (“Employee”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. Effective as of the Date of Grant, the General Partner hereby grants to Employee the number of Phantom Units set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each Phantom Unit represents the right to receive one common unit (a “Common Unit”) of Enviva Partners, LP, a Delaware limited partnership (the “Partnership”), subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the Phantom Units have become vested in the manner set forth in the Grant Notice, Employee will have no right to receive any Common Units or other payments in respect of the Phantom Units. Prior to settlement of this Award, the Phantom Units and this Award represent an unsecured obligation of the Partnership, payable only from the general assets of the Partnership.

2. Vesting of Phantom Units. The Phantom Units shall vest in accordance with the vesting schedule set forth in the Grant Notice. Unless and until the Phantom Units have vested in accordance with such vesting schedule, Employee will have no right to receive any distributions with respect to the Phantom Units. In the event of the termination of Employee’s employment prior to the vesting of all of the Phantom Units (but after giving effect to any accelerated vesting pursuant to the Grant Notice), any unvested Phantom Units (and all rights arising from such Phantom Units and from being a holder thereof) will terminate automatically without any further action by the General Partner or the Partnership and will be forfeited without further notice.

3. Settlement of Phantom Units. As soon as administratively practicable following the vesting of Phantom Units pursuant to Section 2, but in no event later than 60 days after such vesting date, Employee (or Employee’s permitted transferee, if applicable) shall be issued a number of Common Units equal to the number of Phantom Units subject to this Award that become vested on the applicable vesting date. No fractional Common Units, nor the cash value of any fractional Common Units, will be issuable or payable to Employee pursuant to this Agreement. All Common Units issued hereunder shall be delivered either by delivering one or more certificates for such Common Units to Employee or by entering such Common Units in book-entry form, as determined by the Committee in its sole discretion. The value of Common Units shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4. DERs. Each Phantom Unit subject to this Award is hereby granted in tandem with a corresponding DER. Each DER granted hereunder shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the Phantom Unit to which it corresponds. If the Partnership pays a cash distribution in respect of its outstanding Common Units and, on the record date for such distribution, Employee holds Phantom Units granted pursuant to this Agreement that have not vested and been settled, then the Partnership shall pay to Employee, within 60 days following the record date for such distribution, an amount equal to the aggregate cash distribution that would have been paid to Employee by the Partnership if Employee were the record owner, as of the record date for such distribution, of a number of Common Units equal to the number of such Phantom Units that have not vested and been settled as of such record date.

5. Rights as Unitholder. Neither Employee nor any person claiming under or through Employee shall have any of the rights or privileges of a holder of Common Units in respect of any Common Units that may become deliverable hereunder unless and until certificates representing such Common Units have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to Employee or any person claiming under or through Employee.

6. Tax Withholding. Upon any taxable event arising in connection with the Phantom Units or the DERs, the General Partner shall have the authority and the right to deduct or withhold (or cause the Employer or one of its Affiliates to deduct or withhold), or to require Employee to remit to the General Partner (or the Employer or one of its Affiliates), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or the Employer or one of its Affiliates shall withhold from any cash or equity remuneration (including, if applicable, any of the Common Units otherwise deliverable under this Agreement) then or thereafter payable to Employee an amount equal to the aggregate amount of taxes required to be withheld with respect to such event. The amount of such withholding shall be limited to the aggregate amount of taxes required to be withheld based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided, however, that such withholding may be based on rates in excess of the minimum statutory withholding rates if (x) the Committee (i) determines that such withholding would not result in adverse accounting, tax or other consequences to the General Partner or any of its Affiliates (other than immaterial administrative, reporting or similar consequences) and (ii) authorizes such withholding at such greater rates and (y) Employee consents to such withholding at such greater rates. Employee acknowledges and agrees that none of the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates have made any representation or warranty as to the tax consequences to Employee as a result of the receipt of the Phantom Units and the DERs, the vesting of the Phantom Units and the DERs or the forfeiture of any of the Phantom Units and the DERs. Employee represents that he is in no manner relying on the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that he has consulted with any tax consultants that Employee deems advisable in connection with the Phantom Units and the DERs.

7. Non-Transferability. None of the Phantom Units, the DERs or any interest or right therein shall be (a) sold, pledged, assigned or transferred in any manner during the lifetime of Employee other than by will or the laws of descent and distribution, unless and until the Common Units underlying the Phantom Units have been issued, and all restrictions applicable to such Common Units have lapsed, or (b) liable for the debts, contracts or engagements of Employee or his or her successors in interest. Except to the extent expressly permitted by the preceding sentence, any purported sale, pledge, assignment, transfer, attachment or encumbrance of the Phantom Units, the DERs or any interest or right therein shall be null, void and unenforceable against the Partnership, the General Partner, the Employer and their respective Affiliates.

8. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Units hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any securities exchange or market system upon which the Common Units may then be listed. No Common Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Common Units may then be listed. In addition, Common Units will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is in effect at the time of such issuance with respect to the Common Units to be issued or (b) in the opinion of legal counsel to the Partnership, the Common Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Partnership to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Partnership’s legal counsel to be necessary for the lawful issuance and sale of any Common Units hereunder will relieve the Partnership of any liability in respect of the failure to issue such Common Units as to which such requisite authority has not been obtained. As a condition to any issuance of Common Units hereunder, the General Partner or the Partnership may require Employee to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the General Partner or the Partnership.

9. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Common Units or other property to Employee or Employee’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the General Partner may require Employee or Employee’s legal representative, heir, legatee or distributee to execute a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested Phantom Units or DERs.

10. No Right to Continued Employment or Awards.

(a) For purposes of this Agreement, Employee shall be considered to be employed by the Employer as long as Employee remains an “Employee” (as such term is defined in the Plan), or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for the Award. Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment at the time of the termination of the status of the entity or other organization that employs Employee as an “Affiliate” of the General Partner. Nothing in the adoption of the Plan, nor the award of the Phantom Units or DERs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Employer or any of its Affiliates, or any other entity, or affect in any way the right of the Employer or any such Affiliate, or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Employer, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Employer, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.

(b) The grant of the Phantom Units and DERs is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.

11. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Employer. In the case of the Partnership or General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the attention of the general counsel of the General Partner at the General Partner’s principal executive offices.

12. Agreement to Furnish Information. Employee agrees to furnish to the General Partner all information requested by the General Partner to enable the General Partner or any of its Affiliates to comply with any reporting or other requirement imposed upon the General Partner or any of its Affiliates by or under any applicable statute or regulation.

13. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units and DERs granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Partnership, the General Partner, the Employer or any of their respective Affiliates and Employee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the General Partner.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

15. Successors and Assigns. The General Partner may assign any of its rights under this Agreement without Employee’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee’s beneficiaries, executors, administrators and the person(s) to whom the Phantom Units or DERs may be transferred by will or the laws of descent or distribution.

16. Clawback. Notwithstanding any provision in this Agreement or the Grant Notice to the contrary, this Award and all Common Units issued and other payments made hereunder shall be subject to any applicable clawback policies or procedures adopted in accordance with the Plan.

17. Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

18. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

19. Code Section 409A. None of the Phantom Units, DERs or any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Nevertheless, to the extent that the Committee determines that the Phantom Units or DERs may not be exempt from Section 409A, then, if Employee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when Employee becomes eligible for settlement of the Phantom Units or DERs upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death. Notwithstanding the foregoing, none of the Partnership, the General Partner, the Employer or any of their respective Affiliates makes any representations that the payments provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Partnership, the General Partner, the Employer or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

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